                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and Net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.



                                                        For the quarter         For the six months
                                                         Ended June 30,             Ended June 30,
                                                     1999          1998          1999        1998
                                                 -----------   -----------    ---------   ------------
                                                              (In thousands, except share data)

Net Earnings                                       $11,699       $10,183       $23,062       $17,936

Average common shares outstanding                   13,676        13,670        13,673        13,670

Net earnings per share - basic                     $  0.86       $  0.74       $  1.69       $  1.31

Average common share equivalents outstanding        14,082        14,219        14,178        14,156

Net earnings per share - diluted                   $  0.83       $  0.73       $  1.63       $  1.27




                                       23